Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
May 8, 2009
Contacts:

Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jim Graham	(614) 480-3878	Maureen Brown	(614) 480-5512
HUNTINGTON BANCSHARES ANNOUNCES COMPLETION OF ITS
DISCRECTIONARY EQUITY ISSUANCE PROGRAM
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced that it has successfully completed its Discretionary Equity Issuance Program announced April 21, 2009.
     As a result of this program, 38.5 million shares of common stock worth $120 million were issued. The average price per common share issued was $3.12. The issuance of these shares, plus the 4.7 million common shares issued resulting from converting a portion of our Series A 8.50% Non-cumulative Perpetual Convertible Preferred stock late in the 2009 first quarter that settled April 2, 2009, significantly strengthen key capital ratios. Specifically, these actions added 28 basis points to Huntington’s tangible common equity ratio (4.65% at March 31, 2009) and 30 basis points to its Tier 1 Common risk-based capital ratio (5.75% at March 31, 2009).
     “We are extremely pleased that we were able to complete this expanded program in such a short period of time,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Given the very good demand we found for our common shares, we were able to increase the program by $20 million. These results speak well regarding the market’s perception of the progress we are making in improving our financial performance in this challenging environment.”
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008; and (7) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange

Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
About Huntington
     Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.
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